NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

One Nationwide Plaza

Columbus, Ohio 43215-2220

Surrender Charge Elimination Endorsement to

Flexible Premium Adjustable Life Insurance Policy

General Information Regarding this Endorsement

This Surrender Charge Elimination Endorsement (“Endorsement”) revises the terms and conditions of the Policy to which it is attached. To the extent the terms of the Policy and this Endorsement are inconsistent, the terms of this Endorsement control. Terms not defined in this Endorsement have the meaning given to them in the Policy.

There is no separate additional charge for this Endorsement.

Benefit Provided by This Endorsement

When this Endorsement is attached to the Policy, the Policy has no Surrender charge.

Termination

This Endorsement terminates when the Policy it is attached to terminates. If the Policy lapses, the Endorsement may be reinstated along with the Policy, subject to the Reinstatement section of the Policy.

Secretary	President

ICC20-NWLA-612	(12/2020)